Exhibit 3.61

CORPORATE ACCESS NUMBER: 2015191915

Alberta

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

NISKA PARTNERS MANAGEMENT ULC
AMENDED ITS ARTICLES ON 2010/04/23.

BUSINESS CORPORATIONS ACT

Alberta	ARTICLES OF AMENDMENT

1. Name of Corporation Number	2. Corporate Access

NISKA PARTNERS MANAGEMENT CORP.	2015321595

3.	1.

Pursuant to subsection 173(1)(a) of the Business Corporations Act (Alberta), the Articles of the Corporation are amended by changing the name of the Corporation from NISKA PARTNERS MANAGEMENT CORP. to NISKA PARTNERS MANAGEMENT ULC;

2.

Pursuant to subsection 173(1)(m.1) of the Business Corporations Act (Alberta), the other rules and provisions as set out in the Articles of the Corporation are hereby amended by the addition of the following:

“The liability of each of the shareholders of the Unlimited Liability Corporation, for any liability, act or default of the Unlimited Liability Corporation, is unlimited in extent and joint and several in nature.”

so that the other rules and provisions shall read as set out in the attached Schedule of Other Provisions.

4.	DATE	SIGNATURE	TITLE

	April 23, 2010		Solicitor

REGISTERED ON
THE ALBERTA REGISTRIES
CORES SYSTEM
APR 2 3 2010

SCHEDULE OF OTHER PROVISIONS

1.           The number of direct or indirect beneficial owners of securities of the Corporation will be limited to not more than 50, not including employees and former employees of the Corporation or any of its affiliates, provided that each person is counted as one beneficial owner unless the person is created or used solely to purchase or hold securities of the Corporation, in which case each beneficial owner or each beneficiary of the person, as the case may be, shall be counted as a separate beneficial owner. For purposes of this paragraph, the term “securities” does not include non convertible debt securities of the Corporation.

2.           Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3.           The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

4.           The right to transfer securities of the Corporation, other than non-convertible debt securities, is restricted in that no securityholder shall be entitled to transfer any securities of the Corporation to any person who is not a securityholder of the Corporation unless the transfer has been approved by the board of directors of the Corporation.

5.           The directors may, between annual meetings of shareholders, appoint one or more additional directors of the Corporation to serve until the next annual meeting of shareholders, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last meeting of the shareholders of the Corporation.

6.           The liability of each of the shareholders of the Unlimited Liability Corporation, for any liability, act or default of the Unlimited Liability Corporation, is unlimited in extent and joint and several in nature.